Amended and Restated

STOCK PURCHASE AGREEMENT

ASIA SPECIAL SITUATION ACQUISITION CORP.

as the Purchaser of
Capital Stock
of

CHINA TEL GROUP, INC.

Dated: as of July 31, 2008

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (the “Agreement”), is entered into this 6th day of August, 2008, to be effective as of July 31, 2008 (the “Effective Date”), by and among Asia Special Situation Acquisition Corp., a Cayman Islands corporation (the “Purchaser”); China Tel Group, Inc., a Nevada corporation, formerly known as Mortlock Ventures, Inc. (the “Company”); Trussnet USA, Inc., a Nevada corporation (“Trussnet”); and George Alvarez and the other Persons listed on the signature page as “Company Principal Stockholders.” The Purchaser, the Company, Trussnet and the Company Principal Stockholders are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”.

RECITALS

This Agreement is being entered into by the Purchaser based, in part, upon the truth and accuracy of the following factual Recitals, each of which shall be deemed to be additional representations and warranties by the Company and Trussnet:

A. The Company, through Trussnet, a wholly owned subsidiary of the Company, is in the business of designing, developing, operating and maintaining wireless communications facilities throughout the world.

B. CECT-Chinacomm Communications Co., Ltd., a company incorporated under the laws of the People’s Republic of China (“Chinacomm”), is and on the Closing Date (as hereinafter defined) shall be the holder of a basic spectrum license (the “WiMAX License”) issued by the Ministry of Information Industry of China (“MII”) authorizing the ChinaComm to provide and deploy fixed 3.5 GHz of wireless world-wide interoperability for microwave access (“WiMAX”) wireless broadband operations in 29 cities in the People’s Republic of China (the “Wireless Installations”).

C. Trussnet is an entity formed on April 4, 2008 to engage in the design, engineering, manufacture and installation of space-frames, trusses structures and the management of telecommunications facilities in Asia (“Trussnet Delaware”).

D. Trussnet owns a 100% equity interest in Trussnet Gulfstream (Dahlian) Co., Ltd. (“Trussnet Gulfstream”), a foreign investment enterprise established under the laws of the Peoples Republic of China (the “PRC”). Trussnet Gulfstream has entered into that certain Exclusive Technical Services Agreement dated May 23, 2008 (the “Technical Agreement”) with Yunji Communications Technology (China) Co. Ltd. a wholly foreign-owned investment enterprise (“Yunji”). Pursuant to the terms of the Technical Agreement, Trussnet Gulfstream will provide technical and professional assistance to Yunji to assist Yunji in performing the services described in the Management Agreement referred to in Paragraph E below. Attached as Exhibit A is a fully executed copy of the Technical Agreement.

E. Pursuant to the terms of that certain Exclusive Technical and Management Consulting Services Agreement dated May 23, 2008 (the “Management Agreement”), Yunji will provide technical and management services on an exclusive basis to Chinacomm for the procurement, installation, operation and maintenance of the Wireless Installation. Yunji has a contractual interest in the revenues of Chinacomm. Attached as Exhibit B is a fully executed copy of the Management Agreement.

F. Pursuant to that certain lease agreement, dated May 23, 2008 between Trussnet Gulfstream, as lessor, and Yunji, as lessee (the “Equipment Lease Agreement”), Trussnet Gulfstream will lease to Yunji certain equipment required for the Wireless Installations (the “Equipment”). Pursuant to that certain sublease agreement dated May 23, 2008, between Yunji, as sublessor, and Chinacomm, as sublessee (the Equipment Sublease Agreement”), Yunji will sublease the Equipment to Chinacomm certain equipment required for the Wireless Installations. Attached as Exhibit C-1 is a fully executed copy of the Equipment Lease Agreement and attached hereto as Exhibit C-2 is a fully executed copy of the Equipment Sublease Agreement.

G. Pursuant to the terms of the Management Agreement and the Equipment Sublease Agreement referred to above, Yunji will be entitled to receive 100% of the revenues realized by Chinacomm from the operation of the Wireless Installations.

H. Pursuant to the terms of that certain Subscription and Shareholders’ Agreement, dated May 23, 2008 (the “Subscription Agreement”), among: (i) Gulfstream Capital Partners Ltd., a Seychelles corporation, and a 100% owned subsidiary of Trussnet (“Gulfstream Capital”), (ii) Chinacomm Limited, a Cayman Islands corporation (“Chinacomm Cayman”), (iii) Chinacomm, (iv) Qui Ping (“Qui”) and Yuan Yi (“Yuan”), (v) Newtop Holdings Limited (“Newtop”), (vi) Thrive Century International Limited, a British Virgin Islands corporation (“Thrive”), and (vii) CECT Chinacomm Shanghai Co. Ltd., a PRC corporation (“Chinacomm Shanghai”), Trussnet, through its wholly owned subsidiary Gulfstream Capital, is to provide $196,000,000 in financial assistance as a capital investment and to finance the leasing of certain equipment for the benefit of Chinacomm, in exchange for 2,450,000,000 ordinary shares of Chinacomm Cayman, constituting the legal and beneficial ownership of 49% of the equity of Chinacomm Cayman on a Fully-Diluted Basis. Attached as Exhibit D is a fully executed copy of the Subscription Agreement.

I. The Technical Agreement, the Management Agreement, the Equipment Lease Agreement, the Equipment Sublease Agreement and the Subscription Agreement are hereinafter collectively referred to as the “Chinacomm Agreements”.

J. To facilitate, among other things, the performance of Trussnet under the Chinacomm Agreements, the Purchaser desires, in accordance with the terms of this Agreement, to acquire for a maximum of $270,000,000: (a) certain shares of the Class A common stock of the Company (the “Class A Common Shares”), (b) certain shares of the Class B common stock of the Company, a description of which is set forth as Exhibit E hereto (the “Class B Common Shares”), and (c) certain shares of the Series A preferred stock of the Company, a description of which is set forth in Exhibit F hereto (the “Series A Preferred Shares”). The acquisition of the Class A Common Shares, the Class B Common Shares and the Series A Preferred Shares is sometimes collectively referred to herein as the “Stock Purchase,” and the Class A Common Shares and the Series A Preferred Shares that may be purchased by the Purchaser on the Closing Date are hereinafter sometimes collectively referred to as the “Purchased Securities.”.

K. On July 8, 2008, the Purchaser, the Company and Trussnet entered into a stock purchase agreement (the “Prior Agreement”).

L. The Purchaser, the Company, Trussnet and the Company Principal Stockholders desire to amend and restate in its entirety the Prior Agreement and enter into this Agreement in order, inter alia, to provide from the “Merger” (as hereinafter defined) between the Company and the Purchaser, all upon the terms and conditions hereinafter set forth. Upon execution of this Agreement, the Parties agree that the Prior Agreement shall no longer be of any force or effect.

M. The Board of Directors of the Company, Trussnet and the Purchaser and the Company Principal Stockholders have each deemed it advisable, and in the best interests of the Company and the Purchaser respectively, to consummate the Stock Purchase and the Merger, in accordance with the terms of this Agreement, in order to advance the long-term strategic business interests of the Company and the Purchaser.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

SELECTED DEFINED TERMS AND INTERPRETATION

1.1. Definitions. In addition to the terms defined in the Recitals and other terms defined herein, the following capitalized terms shall have the respective meanings specified in this Article I. Other terms defined elsewhere herein shall have meanings so given them.

1.1.1. Additional Investment The term “Additional Investment” shall mean the cash purchase by one or more Additional Investors on the Closing Date of securities of either the Company or the Purchaser, in the aggregate amount of not less than One Hundred and Five Million Dollars ($105,000,000) and all upon such terms and conditions as shall be satisfactory to both the Company and the Purchaser, in the exercise of their sole discretion.

1.1.2. Additional Investors The term Additional Investor” shall mean one or more strategic or institutional Persons who shall, on or before the Closing Date, make the Additional Investment.

1.1.3. Affiliate. The term “Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person.

1.1.4. Business Day. The term “Business Day(s)” shall mean the individual or collective reference to any one or more calendar days, excluding Saturday or Sunday or another day in which any of the national banks located in the United States or the PRC are closed for business.

1.1.5. Class A Common Shares. The term “Class A Common Shares” shall mean the 500,000,000 shares of Class A common stock authorized for issuance by the Company pursuant to its certificate of incorporation.

1.1.6. Class A Common Shares and Equivalents. The term “Class A Common Shares and Equivalents” shall mean the sum of (a) the aggregate number of Class A Common Shares and (b) the aggregate number of Class A Common Shares issuable upon conversion of the Series A Preferred Shares, if any, that may be purchased by the Purchaser under this Agreement.

1.1.7. Class B Common Shares. The term “Class B Common Shares” shall mean the 200,000,000 shares of Class B common stock authorized for issuance by the Company pursuant to its certificate of incorporation.

1.1.8. Common Stock. The term “Common Stock” shall refer to either or both of the Class A Common Shares and Class B Common Shares that have been authorized for issuance by the Company pursuant to its certificate of incorporation.

1.1.9. Control. The term “Control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.1.10. Chinacomm Parties. The term “Chinacomm Parties” shall mean the collective reference to Chinacomm, Trussnet Gulfstream, Yunji, Gulfstream Capital, Chinacomm Cayman, Qui, Yuan, Newtop, Thrive, and Chinacomm Shanghai.

1.1.11. Due Diligence Investigation. The term “Due Diligence Investigation” shall mean consummation by the Purchaser of an investigation of the business, assets and liabilities, financial condition, legal and regulatory matters (including decisions and approvals of PRC Regulatory Authorities) and prospects of each of the Company, Trussnet and the Chinacomm Parties, including, without limitation, a review of all Financial Statements (when furnished), and confirmation of the statements, warranties and satisfaction of all conditions precedent contained in this Agreement and in each of the Chinacomm Agreements; all of which investigation shall be satisfactory to the Purchaser, in the exercise of its sole discretion.

1.1.12. Employment Agreement. The term “Employment Agreement” shall mean the five year employment agreement between the Company and George Alvarez the execution of which shall be a condition precedent to the closing of the Stock Purchase.

1.1.13. Financial Statements. The term “Financial Statements” shall mean the collective reference to: (a) the audited balance sheets and statement of income or operations and statement of cash flows of the Company as of June 30, 2006 and June 30, 2007 and for each of the two fiscal years ended June 30, 2007, (b) the unaudited comparative balance sheets and statements of income or operations and cash flows of the Company as at March 31, 2008 and for the nine months ended March 31, 2008; (c) the unaudited balance sheet as at June 30, 2008 and the unaudited consolidated statements of income or operations and statement of cash flows of Trussnet and its consolidated Subsidiaries from inception through the period ended June 30, 2008; and (d) if, and only to the extent required under GAAP and Regulations S-X promulgated under the Securities Act of 1933, as amended, (i) the audited balance sheets and statements of income or operations and cash flows of Chinacomm as at December 31, 2006, and December 31, 2007, and (ii) the unaudited comparative balance sheets and statements of income or operations and cash flows of Chinacomm as at June 30, 2007 and June 30, 2008 and for the six months ended June 30, 2007 and June 30, 2008.

1.1.14. Fully Diluted Basis. The term “Fully Diluted Basis” shall mean, with respect to the Person in question, the sum of: (a) the aggregate number of issued and outstanding shares of capital stock or other equity interests of such Person at any point in time, plus (b) such additional shares of capital stock or other equity interests that would be issued and outstanding on a fully-diluted basis, assuming: (i) the conversion into capital stock (including without limitation, Class A Common Shares, Class B Common Shares and Series A Preferred Shares) of all securities issued by such Person, or (ii) the exercise of all options, warrants or other rights entitling any holder to purchase shares of capital stock or other equity interests of such Person.

1.1.15. GAAP. The term “GAAP” means, at any time or for any period in question, United States generally acceptable accounting principles then in effect.

1.1.16. Knowledge. The term “Knowledge” shall mean actual knowledge after reasonable investigation.

1.1.17. Management Stockholders. The term “Management Stockholders” shall mean the collective reference to George Alvarez and the other Persons listed on Schedule 3.8(a) to this Agreement.

1.1.18. Material Adverse Change. The term “Material Adverse Change” shall mean a change which results in a Material Adverse Effect.

1.1.19. Material Adverse Effect. The term “Material Adverse Effect” shall mean: with respect to the Person in question: (i) a material adverse effect (whether taken individually or in the aggregate with all other such effects) on the financial condition, business, results of operations or properties of such Person; or (ii) an effect which would materially impair the Person’s ability to timely consummate the transactions contemplated under this Agreement; or (iii) any event, circumstance or condition affecting a Person which would prevent or materially delay the consummation of the transactions contemplated under this Agreement.

1.1.20. Merger. The term “Merger” shall mean the merger, to be effected following the Closing of the Purchaser’s acquisition of the Purchased Securities pursuant to this Agreement, all upon the terms and conditions set forth in the Merger Agreement.

1.1.21. Merger Agreement. The term “Merger Agreement” shall mean the agreement and plan of merger in substantially the form of Exhibit G annexed hereto and made a part hereof, pursuant to which a wholly-owned acquisition subsidiary of the Purchaser will be merged into the Company, with the Company as the surviving corporation of such merger, as a result of which the Company will become a wholly-owned subsidiary of the Purchaser.

1.1.22. Merger Date. The term “Merger Date” shall mean the date that the certificate of merger and articles of merger with respect to the Merger shall have been filed with the appropriate filing authorities in the State of Nevada.

1.1.23. MII. The term “MII” shall mean the Ministry of Information and Industry of the People’s Republic of China.

1.1.24. Preferred Stock. The term “Preferred Stock” shall refer to the Series A Preferred Shares and any other shares of preferred stock of the Company authorized for issuance pursuant to its certificate of incorporation.

1.1.25. Ordinary Course of Business. The term “Ordinary Course of Business” shall mean the course of business procedures and practices consistent with past custom and practice (including with respect to quantity and frequency).

1.1.26. PRC Regulatory Authorities. The term “PRC Regulatory Authorities” shall mean the collective reference to: (a) the MII, (b) the State Agency of Foreign Exchange (“SAFE”), (b) the China Securities Regulatory Commission (“CSRC”), and (c) any other agency or instrumentality of the central PRC government and/or any Provincial governmental agency having jurisdiction over Chinacomm and the Chinacomm Parties.

1.1.27. Person. The term “Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, a joint venture, unincorporated organization, or any other type of entity.

1.1.28. Purchased Securities. The term “Purchased Securities” shall mean the aggregate number of the Class A Common Shares and/or Series A Preferred Shares that shall be purchased by the Purchaser in accordance with the terms of this Agreement.

1.1.29. Purchaser Note. The term “Purchaser Note” shall have the meaning as is defined in Section 2.1.2(b) of this Agreement.

1.1.30. Requirement of Law. The term “Requirement of Law” shall mean, with respect to any Person, any judgment, statute, law, code, act, order, writ, rule, ordinance, regulation, governmental consent or governmental requirement, or determination or decree of any arbitrator, court, or other governmental agency or administrative body, which now or at any time hereafter may be applicable to and enforceable against the relevant Person, work, or activity in question or any part thereof.

1.1.31. Sale of Control. The term “Sale of Control” means, with respect to any Party to this Agreement or any Trussnet Subsidiary, the sale or transfer to any unaffiliated Person of securities of such Party or Trussnet Subsidiary or of all or substantially all of the assets of such Party or Trussnet Subsidiary, whether by merger, consolidation, combination, asset sale, stock sale, tender offer or otherwise, in a transaction whereby the power to elect a majority of the board of directors of such Party or Trussnet Subsidiary shall be vested in such unaffiliated Person.

1.1.32. SEC. The term “SEC” shall mean the United States Securities and Exchange Commission.

1.1.33. Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended.

1.1.34. Series A Preferred Shares. The term “Series A Preferred Shares” shall mean the 25,000,000 shares of Series A Preferred Shares of the Company authorized for issuance pursuant to its certificate of incorporation.

1.1.35. Tax or Taxes. The term “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.1.36. Tax Return. The term “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.1.37. Transaction Expenses. The term “Transaction Expenses” shall mean and include all reasonable, actual, and documented out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, and investment bankers to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to: (i) the authorization, preparation, negotiation, execution, and performance of this Agreement; (ii) the preparation, printing, filing, and mailing of any SEC Filings made or contemplated by that Party in connection with this Agreement and the transactions envisioned hereunder, including, without limitation, Purchaser’s proxy statement, the Company’s information statement relating to the Merger and Purchaser’s registration statement on Form S-4 or Form F-4 to be filed to register the ordinary shares of Purchaser or be issued in the Merger; and (iii) all other matters related to the consummation of the transactions contemplated under this Agreement.

1.1.38. WiMAX License Renewal. The term “WiMAX License Renewal” shall have the meaning set forth in Section 5.1.6 of this Agreement.

1.1.39. WiMAX License Renewal Date. The term “WiMAX License Renewal Date” shall be the date on which the MII shall have issued (by its official seal or “chop”) the WiMAX License Renewal.

1.1.40. Accounting Terms and Determinations. All accounting terms used in this Agreement and not otherwise defined shall have the meaning accorded to them in accordance with GAAP and, except as expressly provided herein, all accounting determinations shall be made in accordance with GAAP, consistently applied. When used herein, the term “financial statements” shall include the notes and schedules attached thereto. The term “GAAP” means generally accepted accounting principles consistently applied as in effect from time to time.

1.2. Interpretation.

1.2.1. Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the Parties, and each Party has had the opportunity to be represented by independent legal counsel of its choice. This Agreement is the product of the work and efforts of all Parties, and shall be deemed to have been drafted by all Parties. In the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

1.2.2. Number and Gender. Wherever from the context it appears appropriate: (i) each term stated either in the singular or plural shall include the singular and plural; and (ii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others.

1.2.3. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

1.2.4. Article and Section Headings. The article and section headings used in this Agreement are inserted for convenience and identification only and are not to be used in any manner to interpret this Agreement.

1.3. Severability. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Agreement.

1.4. Entire Agreement. This Agreement, and all Exhibits hereto and all references, documents, or instruments referred to herein, contains the entire agreement and understanding of the Parties hereto in respect to the subject matter contained herein. The Parties have expressly not relied upon any promises, representations, warranties, agreements, covenants, or undertakings, other than those expressly set forth or referred to in this Agreement and in the Exhibits hereto. This Agreement and the Exhibits hereto supersedes any and all prior written or oral agreements, understandings, and negotiations between the Parties with respect to the subject matter contained herein or therein.

1.5. Additional Definitions and Interpretation Provisions. For purposes of this Agreement: (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii) the words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (iii) all references to designated “Articles”, “Sections”, and to other subdivisions are to the designated Articles, Sections, and other subdivisions of this Agreement as originally executed; (iv) all references to “Dollars” or “$” shall be construed as being United States dollars; (v) the term “including” is not limiting and means “including without limitation”; and (vi) all references to all statutes, statutory provisions, regulations, or similar administrative provisions shall be construed as a reference to such statute, statutory provision, regulation, or similar administrative provision as in force at the Effective Date and as may be subsequently amended.

ARTICLE II

THE PURCHASED SECURITIES

2.1. The Purchased Securities, Purchase Price and Post-Closing Option.

2.1.1 The Purchased Securities

(a) On the Closing Date (as hereinafter defined) and subject to the terms and conditions set forth herein, the Purchaser shall purchase and acquire and the Company shall sell to the Purchaser the Purchased Securities, including, without limitation, an aggregate of 120,000,000 Class A Common Shares and Equivalents. Such Purchased Securities shall be evidenced by the Company’s delivery to the Purchaser on the Closing Date of:

(i) that number of Class A Common Shares determined by dividing (i) the Cash Payment (as defined in Section 2.1.2(a) below) paid at Closing, by (ii) $2.25; and

(ii) that number of Series A Preferred Shares of the Company determined by dividing (i) the principal amount of the Purchaser Note (as defined in Section 2.1.2(b) below) delivered at Closing, by (ii) $10.00.

For the avoidance of doubt, if the Cash Payment at Closing is $105,000,000 and the Purchaser Note is $165,000,000, then at Closing the Purchaser shall receive from the Company an aggregate of 46,666,667 Class A Common Shares and an aggregate of 16,500,000 Series A Preferred Shares, convertible into an additional 73,333,333 Class A Common Shares.

(b) Notwithstanding the provisions of Section 2.1.1(a) above, prior to the Closing Date, the Purchaser may elect, by written notice to the Company, to receive all of the Purchased Securities in the form of 120,000,000 Class A Common Shares; in which event no Series A Preferred Shares shall be issued under this Agreement by the Company.

(c) To the extent that the Company does issue Series A Preferred Shares, dividends on such Purchased Securities shall only be payable, as to those Series A Preferred Shares which shall have been paid for in cash (at the rate of $10.00 per Series A Preferred Share) by prepayment or payment of the Purchaser Note.

2.1.2  Purchase Price. On the Closing Date, the Purchaser shall pay to the Company a purchase price for the Class A Common Shares and Equivalents equal to $2.25 per share, or $270,000,000 for all of the Purchased Securities (the “Purchase Price”). The Purchase Price shall be paid on the Closing Date, in the following manner:

(a) by wire transfer of immediately available funds (the “Cash Payment”) to an account designated by the Company and approved by Purchaser such amount, net of all applicable commissions, that shall be not less than $105,000,000 (the “Minimum Cash Payment”) and not more than $270,000,000 (the “Maximum Cash Payment”); and

(b) to the extent not paid in cash at Closing in accordance with Section 2.1.2(a), above, the balance of the Purchase Price shall be paid by the Purchaser’s delivery to the Company at Closing of the Purchaser’s non-interest bearing promissory note due March 31, 2009 (the “Purchaser Note”); which Purchaser Note:

(i) to the extent not previously prepaid, shall be due and payable on March 31, 2009 (the “Maturity Date”);

(ii) shall be secured by a pledge to the Company of that number of shares of the Purchased Securities which, when divided by the $2.25 per share Purchase Price for Class A Common Shares and/or the $10.00 per share stated value purchase price for Series A Preferred Shares, if any, shall equal the principal amount of the Purchaser Note (the “Pledged Securities”), and held by Horwitz, Cron & Jasper, P.L.C., counsel to the Company, as collateral agent (the “Collateral Agent”) pursuant to the terms of the pledge agreement annexed hereto as Exhibit H and made a part hereof (the “Pledge Agreement”);

(iii) except only for the Pledged Securities, shall be non-recourse to the Purchaser and the assets and properties of the Purchaser;

(iv) shall be subject to full or partial mandatory prepayment in cash, to the extent of any and all cash net proceeds received by the Purchaser from the issuance and sale of any of its securities at any time or from time to time prior to the Maturity Date;

(v) shall provide that on any one or more occasion that the outstanding principal amount of the Purchaser Note is prepaid in part and reduced or paid in full, a corresponding amount of the Purchased Securities (valued (A) as to the Class A Common Shares held under the Pledge Agreement at $2.25 per share, and (B) as to any shares of Series A Preferred Shares held under the Pledge Agreement, at the $10.00 per share purchase price) shall be released by the Collateral Agent from the Pledge Agreement and delivered to the Purchaser;

(vi) shall provide that, to the extent the Purchaser Note has not been paid in full by the Maturity Date, the amount of the Purchased Securities then being held under the Pledge Agreement which are not then subject to release and delivery to the Purchaser pursuant to clause (v) above, shall be returned to the Company for cancellation and the Purchaser Note shall be returned to the Purchaser for cancellation, unless the Maturity Date shall have been extended by mutual agreement of the Parties;

(vii) shall provide that on the Closing Date, the Purchaser shall deliver to the Collateral Agent the Pledged Securities, together with not less than twenty stock powers duly executed by the Purchaser in blank; and

(viii) shall be in the form of Exhibit I annexed hereto and made a part hereof.

2.1.3  Deliveries. Against receipt of the Purchase Price, on the Closing Date the Company shall deliver:

(a) to the Purchaser, stock certificates evidencing legal and beneficial ownership of such number of the Purchased Securities equal to the Purchase Price that shall have been paid at the Closing by the Cash Payment (calculated by dividing the Cash Payment paid at Closing by $2.25); and

(b) to the Collateral Agent under the Pledge Agreement, the Purchaser Note and stock certificates evidencing legal and beneficial ownership of such number of the Pledged Securities equal to the Purchase Price that shall have been paid as at the Closing by delivery of the Purchaser Note (calculated by in accordance with Section 2.1.2(b)(ii) above).

2.1.4 Per Share Price; Adjustments. It is the mutual intention of the Parties hereto that the per share purchase price of each of the Class A Common Shares shall be $2.25 per share (the “Per Share Price”). Such number of Class A Common Shares and the Per Share Price shall be subject to equitable adjustment in the event of any stock splits or recapitalizations by the Company prior to the Closing Date that have been approved by the Purchaser. In addition, except for the Convertible Debentures permitted to be issued by the Company prior to the Closing Date in accordance with Section 3.8 and Section 4.14 below, in the event that the Company shall, on any one or more occasion, commencing from and after the date of this Agreement and ending on a date which shall be the effective time of the Merger, issue or sell for cash any of its Class A Common Shares or other securities convertible into or exercisable for Class A Common Shares at a price per share that shall be less than $2.25, the Per Share Price paid and payable by Purchaser shall be reduced to such lower price, and the number of Class A Common Shares issued and issuable to the Purchaser shall be correspondingly increased. Notwithstanding the foregoing, the provisions of this Section 2.1.4 shall not be applicable to, or subject to adjustment by, either the transactions contemplated by the Merger Agreement or the exercise of warrants outstanding as at the date of this Agreement entitling the holders to purchase ordinary shares of the Purchaser

2.1.5 Closing Payment and Class A Common Shares and Equivalents. On the Closing Date, the Purchaser shall pay the $270,000,000 Purchase Price in the manner set forth in Section 2.1.2 above and the Company shall deliver to the Purchaser an aggregate of 120,000,000 Class A Common Shares and Equivalents, after giving effect to the conversion of each Series A Preferred Share purchased on the Closing Date into 4.4444 Class A Common Shares, calculated by dividing (a) the $10.00 per share stated value and purchase price for each Series A Preferred Share, by (b) $2.25 per share (the “Series A Preferred Conversion Ratio”).

2.1.6 Minimum Percentage Ownership. The Parties hereto do hereby acknowledge and agree that, notwithstanding anything to the contrary, express or implied, contained in this Agreement, after giving effect to the transactions contemplated by this Agreement, on the Closing Date the Purchaser shall purchase and own of record and beneficially that number of Class A Common Shares and Equivalents and that number of Class B Common Shares as shall represent not less than fifty-one (51%) of the aggregate voting power of all voting securities of the Company, after giving effect to the acquisition of the Purchased Securities by the Purchaser.

2.2. Composition of the Purchased Securities. Unless the Purchaser shall elect, by written notice to the Company given not later than five (5) days prior to the Closing Date, to purchase all of the Purchased Securities in the form of 120,000,000 Class A Common Shares, the allocation of the Purchased Securities among the Class A Common Shares and the Series A Preferred Shares shall be as follows:

(a) a Minimum Cash Payment of the Purchase Price of $105,000,000, in exchange for an aggregate of 46,666,667 shares of Class A Common Shares at the Per Share Price of $2.25 per share;

(b) the balance of the Purchased Securities to be represented by the purchase of up to 16,500,000 Series A Preferred Shares at a stated value and purchase price of $10.00 per Series A Preferred Share; with (i) such Series A Preferred Shares paid by issuance of the Purchaser Note, and (ii) each Series A Preferred Share convertible by the holder at any time by the holder into 4.4444 Class A Common Shares, based on the Series A Preferred Conversion Ratio, and shall contain such other terms and conditions as are set forth on Exhibit F annexed hereto and made a part hereof; and

(c) the issuance of the number of the Class B Common Shares referred to in Section 2.3 below.

2.3. Issuance of Class B Common Shares. In consideration for its purchase of the Purchased Securities, on the Closing Date, the Company shall issue to the Purchaser, for $0.001 per share, that number of the Class B Common Shares which, when coupled with the number of Class A Shares and any Series A Preferred Shares purchased by the Purchaser on the Closing Date, shall represent as of the Closing Date, not less than fifty-one percent (51%) of the aggregate voting power of the Company, represented by all Class A Shares, Series A Preferred Shares and Class B Common Shares of the Company, that are or would be outstanding on a Fully-Diluted Basis after giving effect to such issuance (the “Purchaser’s Class B Shares”).

2.4 Failure to Consummate Purchase. If at any time prior to the Closing, the Purchaser believes that it is unable to consummate the purchase of the Purchased Securities, then the Purchaser shall promptly notify the Company in writing of its intent to terminate this Agreement. Upon receipt of such notice, this Agreement shall be null and void, and none of the Parties hereto shall have any further liability to the other.

2.5. Closing. Subject to the terms and conditions of this Agreement, the closing of the Stock Purchase (the “Closing”) shall take place at the law office of Hodgson Russ LLP, 1540 Broadway, 24th floor, New York, New York 10036, as soon as practicable after all conditions to Closing under this Agreement are satisfied, but in no event later than a date which shall be five (5) Business Days following the WiMAX License Renewal Date (the “Closing Date”), subject to extension of such Closing Date by mutual agreement of both Parties. In the event the Closing has not taken place as of the Closing Date, as the same may be extended, then at the option of the Company, this Agreement shall terminate and shall thereafter be null and void.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND TRUSSNET

The Company and Trussnet hereby do hereby jointly and severally represent and warrant to the Purchaser that upon execution of this Agreement and at Closing (each representation as to the Chinacomm Parties is made to the best Knowledge of the Company and Trussnet):

3.1. Organization and Good Standing. Each of the Company, Trussnet and the Chinacomm. Parties are entities duly organized, validly existing and in good standing under the laws of their respective States or countries of organization, all as set forth on Schedule 3.1 to this Agreement.

3.2. Subsidiaries. The only direct subsidiary of the Company is Trussnet. Trussnet is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Schedule 3.2 to this Agreement sets forth: (a) the names, (b) the authorized, issued and outstanding shares of capital stock or other equity of Trussnet and of each of the direct and indirect subsidiaries of Trussnet and all Chinacomm Parties, and (c) the record and beneficial owners of such capital stock or other equity.

3.3. Authorization and Approvals.

(a) Each of the Company, Trussnet and the Chinacomm Parties have the requisite corporate power and authority and have obtained all requisite licenses, permits, franchises, approvals and consents necessary (i) to own and operate its properties and to carry on its business as now being conducted, and (ii) to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations have been secured which are necessary to authorize the execution, delivery and performance by the Company, Trussnet and the Chinacomm Parties of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and Trussnet and constitutes the valid and binding obligation of the Company and Trussnet, enforceable against each of them in accordance with its terms.

(b) On or before the Closing Date, each of the Chinacomm Parties have or shall have executed an agreement in the form of Exhibit J annexed hereto (the “Chinacomm Parties Consent Agreement”), pursuant to which each of the Chinacomm Parties shall have approved this Agreement and shall have consented all of the transactions contemplated hereby.

3.4. Effect of Agreement. As of the Closing, the consummation by any of the Company, Trussnet and the Chinacomm Parties of the transactions contemplated hereby and by the Chinacomm Agreements, including the execution, delivery and consummation of this Agreement, will comply with all applicable law and will not:

(a) Violate any Requirement of Law applicable to or binding upon the Purchaser, the Company, Trussnet or any of the Chinacomm Parties;

(b) Violate: (i) the terms of the Articles of Incorporation or Bylaws of the Company, Trussnet and the Chinacomm Parties; or (ii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon the Company, Trussnet and the Chinacomm Parties or to which any of the Company, Trussnet and the Chinacomm Parties is subject;

(c) Accelerate or constitute an event entitling the holder of any indebtedness of any of the Company, Trussnet and the Chinacomm Parties to accelerate the maturity of such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; or

(d) Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or any other properties of any of the Company, Trussnet and the Chinacomm Parties under any agreement, commitment, contract (written or oral) or other instrument to which any of the Company, Trussnet and the Chinacomm Parties is a party or by which it is bound or affected.

3.5. Consents and WiMAX License.

(a) All consents, approvals or other authorizations or notices, required by any state or federal regulatory authority or other Person or entity, including all PRC Regulatory Authorities, in order to permit the Purchaser, the Company, Trussnet and the Chinacomm Parties to consummate the transactions contemplated by this Agreement and the Chinacomm Agreements and to enable the Company, Trussnet and the Chinacomm Parties to operate their respective businesses, including the construction, installation and operation of the Wireless Installations under the WiMAX License have been obtained and are in full force and effect.

(b) On or before the Closing Date, the MII or other applicable PRC Regulatory Authority shall have renewed the WiMAX license granted to Chinacomm for a minimum of not less than three years, and such WiMAX License, as so renewed shall be in compliance with the requirements of the PRC Regulatory Authorities.

3.6. Legal Proceedings. There are no legal, administrative, arbitral or other actions, claims, suits or proceedings or investigations instituted or pending or, to the Knowledge of the Company’s management, threatened against any of the Company, Trussnet and the Chinacomm Parties, or against any property, asset, interest or right of any of the Company, Trussnet and the Chinacomm Parties, that might reasonably be expected to have a Material Adverse Effect or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

3.7. Regulatory Compliance. Neither the Company, Trussnet nor, to the best Knowledge of the Company and Trussnet, any of the Chinacomm Parties have violated any Requirement of Law, the violation of which would be reasonably likely to have a Material Adverse Effect. All filings of the Company with the SEC have been filed in a timely fashion and are accurate and complete in all material respects.

3.8. Capitalization; Transactions with Trussnet Delaware.

(a) The Company is authorized to issue 500,000,000 Class A Common Shares, 200,000,000 Class B Common Shares and 25,000,000 Series A Preferred Shares. Immediately prior to the Closing, the Company shall have no more than 133,485,509 Class A Common Shares issued and outstanding on a Fully Diluted Basis calculated as follows: (i) 86,117,088 Class A Common Shares issued and outstanding plus, plus (ii) up to 47,368,421 Class A Common Shares, issuable in the event the Company issues up to $45,000,000 in convertible debentures, convertible at $.95 per share (the “Convertible Debentures”). As of the date of this Agreement, the Company has issued approximately $27,000,000 of such Convertible Debentures. The Company and the Purchaser hereby agree that up to and including the Closing Date, the Company shall have the right to issue up to $45,000,000, in the aggregate, in Convertible Debentures. The Company has issued, or immediately prior to Closing the Company shall issue, to George Alvarez and the other Persons listed on Schedule 3.8(a) to this Agreement (the “Class B Holders”) an aggregate of 66,909,088 Class B Common Shares. All of the issued and outstanding Class A Common Shares, Class B Common Shares and the Convertible Debentures have been duly authorized and are validly issued, fully paid, and non-assessable. Other than the Convertible Debentures and the transactions contemplated hereby, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.

(b) The capitalization of each of Trussnet and the Chinacomm Parties is set forth on Schedule 3.8(b) to this Agreement. All of the issued and outstanding shares of capital stock or other securities of Trussnet and, to the Knowledge of the Company and Trussnet, the Chinacomm Parties have been duly authorized and are validly issued, fully paid, and non-assessable. Other than the transactions contemplated hereby and by the Chinacomm Agreements, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Trussnet or any of the Chinacomm Parties to issue, sell, or otherwise cause to become outstanding any of its capital stock or any other equity.

(c) Annexed hereto as Schedule 3.8(c) is a description of (i) all of the assets and personnel of Trussnet Delaware that has heretofore been transferred, or as at the Closing Date will have been transferred, to Trussnet, (ii) all loans, services and other products heretofore provided by Trussnet Delaware to Trussnet and/or the Company for or on behalf of the Company or ChinaComm, and (iii) all accounts payable and other amounts owing as at the date hereof and as at the Closing Date by the Company or Trussnet to Trussnet Delaware; all of which amounts and obligations have been incurred in the Ordinary Course of Business.

3.9. The Purchased Securities. The Purchased Securities (including the Class A Common Shares issuable upon conversion of the Series A Preferred Shares) and the Class B Common Shares will, upon issuance, be duly authorized, legally and validly issued, fully paid and non-assessable, and free and clear of all liens, mortgages, pledges, and other encumbrances of any nature, unless expressly provided herein to the contrary.

3.10. Employee Benefit Plans. Neither the Company nor Trussnet have any labor union contract, bonus, pension, profit-sharing, retirement, deferred compensation, savings, stock purchase, stock option, hospitalization, insurance or other plan providing employees benefits, employment, agency, consulting or similar contract (“Employee Benefit Plans”) which cannot be terminated in thirty (30) days or less, without cost, other than the Employment Agreement of George Alvarez. The Company and Trussnet reserve the right to establish Employee Benefit Plans in the future.

3.11. Permits and Licenses. The Company and Trussnet and to the best Knowledge of the Company and Trussnet, the Chinacomm Parties have all licenses and permits (federal, state and local) required by governmental authorities to own, operate and carry on their respective business as now being conducted, and such licenses and permits are in full force and effect. No violations are or have been recorded in respect to the licenses or permits, included but not limited to fire and health and safety law violations, and no proceeding is pending or threatened looking toward the revocation or limitation of any of them.

3.12. Chinacomm Transaction.

3.12.1. Controlled Entities. The Chinacomm Agreements require the formation of certain entities, including Trussnet Gulfstream and Gulfstream Capital and the formation of two wholly owned foreign investment enterprises or WOFEs (as previously defined). Trussnet Gulfstream and Gulfstream Capital are or will be 100% owned subsidiaries of Trussnet, and Chinacomm Cayman, Chinacomm Shanghai and Yunji are or on the Closing Date shall be partially-owned subsidiaries of Trussnet. Such Chinacomm Parties are sometimes collectively referred to herein as the “Trussnet Subsidiaries”.

3.12.2. Performance. The Company shall cause $196,000,000 of the proceeds received under this Agreement to: (i) be used to discharge the obligation of Gulfstream Capital that it invest $196,000,000 in Chinacomm Cayman; and (ii) assure that upon completion of this investment by Gulfstream, that these funds be used as contemplated by the Chinacomm Agreements. The balance of the proceeds shall be used for the payment of commissions and general working capital, in such amounts as are set forth on Schedule 3.12.2 annexed to this Agreement.

3.13. Material Agreements. Except as otherwise disclosed herein, each of the Company, Trussnet and, to the best Knowledge of the Company and Trussnet, the Chinacomm Parties, is not a party to any material agreement, the failure to perform of which would have a Material Adverse Effect upon any of the Company, Trussnet or such Chinacomm Parties.

3.14. Insurance Policies. All insurance policies maintained by each of the Company, Trussnet and, to the best Knowledge of the Company and Trussnet, the Chinacomm Parties on its assets, business, officers and personnel provide adequate and sufficient liability and property damage coverage commensurate with the business practices of any of the Company, Trussnet and, to the best Knowledge of the Company and Trussnet, the Chinacomm Parties. To the best Knowledge of the Company, each of the Company, Trussnet and, to the best Knowledge of the Company and Trussnet, the Chinacomm Parties does not conduct any business which would result in the cancellation of, or a material increase in the premiums, for any of its insurance policies.

3.15. Environmental Matters. With regard to matters of environmental compliance: each of the Company, Trussnet and, to the best Knowledge of the Company and Trussnet, the Chinacomm Parties has conducted and is conducting its business, and has used and is using its properties, whether currently owned, operated or leased or owned, operated or leased by the Company in compliance with all applicable PRC and United States federal, and state and local environmental laws and regulations, except where the failure to comply with such laws and regulations, in the aggregate, has not had and could not have a Material Adverse Effect on the condition (financial or otherwise), business or properties of the Company, Trussnet or, to the best Knowledge of the Company and Trussnet, any of the Chinacomm Parties.

3.16. Undisclosed Liabilities. Neither the Company, Trussnet nor, to the best Knowledge of the Company and Trussnet, the Chinacomm Parties have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, except for: (i) liabilities set forth in the Financial Statements, and (ii) liabilities which have arisen after the date of the Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

3.17. Material Defaults. Neither the Company, Trussnet nor, to the best Knowledge of the Company and Trussnet, the Chinacomm Parties is in default, or alleged to be in default, under any material agreement, contract, lease, mortgage, commitment, instrument or obligation, and to the best Knowledge of the Company and Trussnet of no other party to any agreement, contract, lease, mortgage, commitment, instrument or obligation to which the Company is a party is in default thereunder, which default would have a Materially Adversely Effect upon the properties, assets, business or prospects of the Company, Trussnet or the Chinacomm Parties.

3.18. Tax Returns and Disputes. The Company and Trussnet, and to the best Knowledge of the Company and Trussnet, each of the Chinacomm Parties, has: (a) filed all Tax Returns (PRC and United States federal, state and local) required to be filed by it, (b) all such Tax Returns filed are complete and accurate in all material respects, and (c) the applicable taypayer has paid all Taxes shown to be due and payable on the returns or any assessments or penalties received by it and all other Taxes (PRC and United States federal, state and local) due and payable by it. The Company and Trussnet, and to the best Knowledge of the Company and Trussnet, each of the Chinacomm Parties, has collected and withheld all Taxes which it has been required to collect or withhold and has timely submitted all such collected and withheld amounts to the appropriate authorities. The Company and Trussnet, and to the best Knowledge of the Company and Trussnet, each of the Chinacomm Parties, is in compliance with the back-up withholding and information reporting requirements under the Code and any state, local or foreign laws, and the rules and regulations thereunder.

3.19. Financial Condition. On or before the Closing Date, the Company and Trussnet shall deliver and cause to be delivered to the Purchaser all of the Financial Statements. The Financial Statements of the Company and Trussnet, and to the best Knowledge of the Company and Trussnet, each of the Chinacomm Parties, present fairly the financial position, results of operations and cash flows of the Company for the fiscal period then ended and were prepared in accordance with United States generally accepted accounting principles (“GAAP”), except with respect to the Financial Statements of Chinacomm, the same have been prepared in accordance with either GAAP or auditing standards accepted in the European Union. The Purchaser acknowledges that the Company and Trussnet have changed their fiscal year end from June 30th to December 31st.

3.20. No Adverse Change. Since December 31, 2007 there has been no Material Adverse Change in the business, financial condition, results of operations, assets, or liabilities of the Company, Trussnet and, to the best Knowledge of the Company and Trussnet, each of the Chinacomm Parties.

3.21. Disclosure. The representations and warranties: (a) of the Company and Trussnet contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given by the Company or Trussnet pursuant to this Agreement, and (b) to the best Knowledge of the Company and Trustnet, of any of the Chinacomm Parties contained in any of the Chinacomm Agreements or in any other agreement, certificate, affidavit, statutory declaration or other document delivered or given by any of the Chinacomm Parties pursuant to this Agreement or any Chinacomm Agreements are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to the Purchaser.

3.22. Advice of Changes. Between the Effective Date and the Closing Date, the Company and Trussnet shall promptly advise the Purchaser in writing of any fact, the occurrence of which would render any representation or warranty contained in this Agreement to be materially untrue.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company as follows upon execution of this Agreement and at Closing:

4.1. Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands.

4.2. Authorization. The Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms and conditions. The Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, other than the Proxy Statement which the Purchaser shall, prior to the Closing Date, distribute to its sharesholders in order to obtain the consent of its shareholders to the transactions contemplated by this Agreement.

4.3. Operation of Business. The Purchaser has the requisite corporate power and authority and all requisite licenses, permits and franchises necessary to own and operate its properties and to carry on its business as now being conducted.

4.4. Execution of Agreement. The Purchaser has the requisite corporate power and authority and (except for approval of Purchaser’s shareholders) has obtained all approvals and consents necessary to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations have been secured which are necessary to authorize the execution, delivery, and performance by the Purchaser of this Agreement. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the valid and binding obligations of the Purchaser, enforceable in accordance with the respective terms.

4.5. Effect of Agreement. As of the Closing, the consummation by the Purchaser of the transactions herein contemplated, including the execution, delivery and consummation of this Agreement, will comply with all applicable law and will not:

(a) Violate any Requirement of Law applicable to or binding upon the Purchaser;

(b) Violate: (i) the terms of the Articles of Incorporation or Bylaws of the Purchaser; or, (ii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon the Purchaser or to which the Purchaser is subject;

(c) Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or any other properties of the Purchaser under any agreement, commitment, contract (written or oral) or other instrument to which the Purchaser is a party or by which it is bound or affected.

4.6. Consents. No consents, approvals or other authorizations or notices, other than those which have been obtained and are in full force and effect, are required by any state or federal regulatory authority or other Person or entity in connection with the execution and delivery of this Agreement and the performance of any obligations contemplated hereunder.

4.7. Legal Proceedings. There are no legal, administrative, arbitral or other actions, claims, suits or proceedings or investigations instituted or pending or, to the Knowledge of the Purchaser’s management, threatened against the Purchaser, or against any property, asset, interest or right of the Purchaser, that might reasonably be expected to have a Material Adverse Effect or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

4.8. Regulatory Compliance. To the best Knowledge of the Purchaser, it has not violated any Requirement of Law, the violation of which would be reasonably likely to have a Material Adverse Effect. Further, the Purchaser is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

4.9. Purchase for Investment. The Purchaser is not acquiring the Purchased Securities with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4.10. Disclosure. The representations and warranties of the Purchaser contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to the Company.

4.11. Advice of Changes. Between the Effective Date and the Closing Date the Purchaser shall promptly advise the Company in writing of any fact which, if existing or known at the Effective Date, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the Effective Date, would have made any of the representations untrue.

4.12. Due Diligence. The Purchaser is an accredited investor within the meaning of the Securities Act and its management is sophisticated and experienced in transactions such as the Stock Purchase. The Purchaser has commenced its Due Diligence Investigation and, as at the date of this Agreement, but subject at all times to completion of its Due Diligence Investigation in accordance with the provisions of Section 5.1.8 of this Agreement, the Purchaser has no reason to believe that any of the representations and warranties of the Company are misleading or inaccurate in any material respect. The decision by the Purchaser to execute this Agreement is based upon the representations and warranties of the Company and Trussnet set forth in this Agreement being true and correct in all material respects as at the date of this Agreement and as at the Closing Date, and is not based upon any verbal statements or representations made by any Person Affiliated with the Company or Trussnet. The obligations of the Purchaser to acquire the Purchased Securities or otherwise consummate the transactions contemplated by this Agreement is and shall at all times be subject to completion by the Purchaser of a satisfactory Due Diligence Investigation.

4.13. Restricted Securities. The Purchaser hereby acknowledges that the Purchased Securities shall constitute restricted securities within the meaning of the Securities Act and that all certificates evidencing the Purchased Securities shall contain a restrictive legend prohibiting transfer without a legal opinion or the availability of an exemption under the registration requirements of the Securities Act.

4.14 Sale of Additional Debentures. The Purchaser acknowledges that between the date of this Agreement and the Closing Date, the Company shall have the right (but not the obligation) to issue and sell up to $45,000,000 of Convertible Debentures (inclusive of all Convertible Debenture previously issued), as contemplated by Section 3.8(a) above.

ARTICLE V

CONDITIONS TO CLOSING

5.1. The satisfaction of the following conditions shall be a condition precedent to the obligation of the applicable Party to consummate the transactions contemplated by this Agreement:

5.1.1. Purchaser’s Shareholder Approval; Limited Redemptions. A condition to the obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be both:

(a) the approval of this Agreement and all of the transactions contemplated hereby and by the Chinacomm Agreements by the holders of a majority of the issued and outstanding publicly traded ordinary or common shares of the Purchaser that vote at an extraordinary general meeting of shareholders of the Purchaser as required by the Purchaser’s governing documents and applicable United States corporate and securities laws; and

(b) the election by holders of not more than the holders of 5% of such publicly traded ordinary or common shares of the Purchaser to seek rescission or redemption of their investment in the Purchaser and a return of their allocable portion of the Purchaser’s trust fund.

The Purchaser has represented to the Company that, as a foreign private issuer, it is not required to comply with the shareholder solicitation and proxy requirements of Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”), however, the Purchaser has further represented that it is the intention of the Purchaser to solicit its shareholders with proxy materials in substantial compliance with Section 14 of the Exchange Act.

5.1.2. Employment Agreement. A condition to the obligation of the Company and Trussnet to consummate the transactions contemplated by this Agreement shall be the execution of an Employment Agreement with George Alvarez, President of the Company. Such agreement shall be in form and substance acceptable to the Purchaser.

5.1.3. Company, Trussnet and Chinacomm Parties Representations. A condition to the obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be that all representations and warranties of the Company and Trussnet contained in this Agreement and in the Chinacomm Agreements shall be or remain true and correct as of the Closing Date and no Material Adverse Changes to the Company, Trussnet or any of the Chinacomm Parties shall have occurred.

5.1.4. Purchaser’s Representations. A condition to the obligation of the Company and Trussnet to consummate the transactions contemplated by this Agreement shall be that all representations and warranties of the Purchaser contained in this Agreement shall be or remain true and correct as of the Closing Date and there are no Material Adverse Changes to the Purchaser occurring since the Effective Date.

5.1.5 Consents. A condition to the obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be the receipt of all required third party consents and approvals, including, without limitation, all consents and approvals of PRC Regulatory Authorities. In addition, the Chinacomm Parties Consent Agreement shall have been duly executed by all Chinacomm Parties and delivered to the Purchaser.

5.1.6. Officers Certificate. A condition to the obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be that an executive officer of the Company and Trussnet shall deliver a certificate at Closing to the effect, that to his Knowledge, the conditions set forth in Section 5.1.3 and Section 5.1.5 have been satisfied. A condition to the obligation of the Company and Trussnet to consummate the transactions contemplated by this Agreement shall be that an executive officer of the Purchaser shall deliver a certificate at Closing to the effect, that to his Knowledge, the conditions set forth in Section 5.1.1 and Section 5.1.4 have been satisfied.

5.1.6 WiMAX License Renewal. A condition to the obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be that on or before the Closing Date: (a) the MII or other applicable PRC Regulatory Authority shall have renewed the WiMAX License previously granted to Chinacomm for a minimum of not less than three (3) years, (b) such WiMAX License, as so renewed shall provide, by its terms, that absent a breach or default by Chinacomm which is not properly cured, the MII or such other PRC Regulatory Authority shall automatically renew such WiMAX License at the expiration of its term for additional successive periods of not less than three years each, (c) such WiMAX License, as so renewed, shall permit Chinacomm and the other Chinacomm Parties to install, operate and maintain the Wireless Installations for the duration of such WiMAX License and all renewal thereof, and (d) such WiMAX License, as so renewed, contain such other terms and conditions as shall be acceptable to the Purchaser (collectively, the “WiMAX License Renewal”).

5.1.7 Financial Statements. A condition to the obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be that on or before the date of mailing its Proxy Statement to its shareholders, as contemplated by Section 5.1.1 above, the Purchaser shall have received all of the Financial Statements required under Regulation S-X as promulgated under the Securities Act; all of which Financial Statements shall be included in the Proxy Statement and all of which shall be satisfactory to Purchaser in the exercise of its sole discretion.

5.1.8 Due Diligence Investigation. A condition to the obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be that on or before the date of mailing its Proxy Statement to its shareholders, as contemplated by Section 5.1.1 above, the Purchaser shall have completed a satisfactory Due Diligence Investigation.

5.1.9 Legal Opinions. A condition to the obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be that on or before the Closing Date, the Purchaser shall have received a favorable legal opinion from:

(a) Horwitz, Cron & Jasper, P.L.C., as to matters only with respect to the Company, Trussnet, Gulfstream Capital, Chinacomm Cayman and Chinacomm Shanghai that are set forth in Sections 3.1, 3.2, 3.3, 3.4(b), 3.6, 3.8 and 3.9 of this Agreement, provided, that such counsel may rely upon the separate opinions of Cayman Island, Seychelles and Hong Kong legal counsel, as applicable;

(b) Han Kun Law Offices, Beijing, PRC, counsel to Chinacomm, as to (i) consummation of all of the Chinacomm transactions contemplated by the Chinacomm Agreements, (ii) the obtaining by Chinacomm, Trussnet Gulfstream, and Yunji of all required approvals and consents from all PRC Regulatory Authorities having jurisdiction over such Chinacomm Parties; and (iii) the validity and enforceability of the WiMAX License, as so renewed in accordance with Section 5.1.6 above; and

(c) Global Law Office, Beijing, PRC, counsel to Trussnet, as to the validity and compliance with Applicable Laws in the PRC of the Chinacomm Agreements and the VIE joint venture structure contemplated thereby, and such other matters as the Purchaser may reasonably request.

5.1.10 Purchaser Legal Opinion. A condition to the obligation of the Company and Trussnet to consummate the transactions contemplated by this Agreement shall be that on or before the Closing Date, the Company and Trussnet shall have received a favorable legal opinion from Hodgson Russ LLP, counsel to the Purchaser, with respect to the matters set forth in Sections 4.1, 4.2, 4.4 and 4.5(b) of this Agreement provided, that such counsel may rely upon a separate legal opinion of Maples and Calder, Cayman Island counsel to the Purchaser.

5.1.11 Purchaser Board Approval. A condition to the obligation of the Company and Trussnet to consummate the transactions contemplated by this Agreement shall be that on or before 5:00 P.M. (California time) on a date which shall be not more than three (3) Business Days following the date of execution of this Agreement by all of the Parties, the Purchaser or its legal counsel shall have confirmed in writing to the Company and its counsel by email or facsimile transmission that the board of directors of the Purchaser shall have approved this Agreement and the transactions contemplated hereby.

5.1.12 Minimum Funding of the Company. A condition to the respective obligations of each of the Purchaser and the Company to consummate the transactions contemplated by this Agreement, shall be that on or before the Closing Date, an aggregate of not less than $210,000,000 paid in cash or by wire transfer of immediately available funds shall have been invested in the Company, including, without limitation: (a) additional cash proceeds in excess of the $105,000,000 Minimum Cash Purchase Price funded by the Purchaser on the Closing Date as part of the aggregate Purchase Price for the Purchased Securities, and/or (b) the net proceeds from the Additional Investment, if funded on the Closing Date on terms and conditions that are acceptable to the Parties hereto.

5.1.13 The Merger Agreement. A condition to the obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be that on or before the Closing Date, each of the Company, the Purchaser and the Company Principal Stockholders shall have executed and delivered the Merger Agreement.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1. Full Access. During the period from the Effective Date of this Agreement to the Closing, the Company shall, upon reasonable notice, afford to the Purchaser and its representatives (including, without limitation, officers and employees of the Purchaser and counsel, accountants and other professionals retained by the Purchaser), such access during normal business hours to its books, records, properties and such other information as the Purchaser may reasonably request for the purpose of conducting any review or investigation reasonably related to the transactions contemplated hereby, provided that such access shall not interfere with the normal business operations of the Company.

6.2. Disclosure Assistance. Each Party shall fully cooperate with the other Party in the preparation of all documentation required to be filed with the SEC (including all exhibits and amendments thereto) in connection with the Stock Purchase and to provide all information requested by the SEC or any other regulatory party. The Parties shall cooperate with one another in making public announcements concerning the transactions contemplated hereby; provided, that no such announcements shall be made by any Party until the condition specified in Section 5.1.12 of this Agreement shall have been satisfied.. The Purchaser hereby represents that it has commenced the preparation of proxy materials to be delivered to its shareholders seeking approval of the Stock Purchase.

6.3. Confidentiality. Each Party agrees to keep in confidence any confidential information learned about the other Party either in the course of negotiating this Agreement or in conducting the due diligence investigation contemplated hereunder, except for information which: (i) was public knowledge at the time of the disclosure of such information; (ii) is required to be disclosed by law; or (iii) comes into the receiving party’s possession from a source which the receiving party reasonably believes owes no duty of confidentiality to the disclosing party.

6.4. Board of Directors. No later than five days prior to Closing, the Purchaser and the Company shall agree upon a list of seven members to comprise the Board of Directors of the Company as of the Closing Date, a majority of which members of the Board of Directors shall be selected by or otherwise acceptable to the Purchaser (the “Initial Board of Directors”). The Purchaser and George Alvarez agree that they shall vote all Class A Common Shares, Class B Common Shares and Series A Preferred Shares (if any), in a manner which shall assure the continued election of each of the Initial Board of Directors. In the event a member of the Initial Board of Directors resigns or otherwise cannot continue to serve upon the Board of Directors of the Company, then the approval of both the Purchaser and the other holder(s) of the Class B Common Shares shall be required to appoint a new member to the Board of Directors of the Company. The voting requirements set forth in this Section 6.4 shall continue so long as the Purchaser continues to own of record eighty percent (80%) of the aggregate number of Class A Common Shares and Equivalents acquired under this Agreement or ten (10) years, whichever occurs first. ill

6.5. Company Negative Covenants. So long as the Purchaser shall be the beneficial owner of eighty percent (80%) of the aggregate number of Class A Common Shares and Equivalents acquired by the Purchaser under this Agreement, the Company shall not take any of the following actions without the prior approval or consent of either (i) the Purchaser, or (ii) the holders of at least 80% of the holders of the Class B Common Shares:

6.5.1. issue, at an issuance price or conversion or exercise price per Class A Share which shall be less than the $2.25 Per Share Price at which the Purchaser acquired its Class A Shares (subject to adjustments for any stock split or recapitalization of the Company), any Class A Common Shares, Class B Common Shares, Series A Preferred Shares, or other securities of the Company convertible into or exercisable for any Class A Shares;

6.5.2. own less than 100% of the issued and outstanding equity securities of Trussnet;

6.5.3 acquire, for a total consideration in excess of $20,000,000, whether through merger, stock purchase, asset purchase, tender offer or other means, the stock, assets or operations of any other entity or business;

6.5.4. cause or permit the Company, Trussnet or any of the Trussnet Subsidiaries to incur any purchase money indebtedness, indebtedness for borrowed money , enter into any leases that would be capital leases under GAAP or guaranty the obligations of any other Person, including the Chinacomm Parties (collectively, “Indebtedness”) where the aggregate of any such Indebtedness shall at any time, individually or in the aggregate, exceed $100 million;

6.5.5. with the exception of the Chinacomm Agreements and the Employment Agreement, enter into any agreement with an Affiliate;

6.6.6 revise or amend any agreement with an Affiliate (including the terms of the Chinacomm Agreements and the Employment Agreement; or

6.6.7 until a date which shall be five (5) years from the Closing Date, any vote or decision by the Company to effect a Sale of Control of the Company, Trussnet or any Trussnet Subsidiaries.

The negative covenants set forth in this Section 6.6 shall be of no further force or effect upon the earlier to occur of (a) the consummation of the Merger, or (b) in the event of a Sale of Control of the Purchaser to any unaffiliated Person that is in the telecommunications industry and engaged in activities that are, or could reasonably be expected to be, competitive with the business of the Company, the Company Subsidiaries or Chinacomm.

6.7. Adjustments to Purchaser’s Class B Shares. As of March 31, 2009 Maturity Date of the Purchaser Note, the Parties shall calculate the aggregate number of Class A Common Shares and Equivalents owned by the Purchaser and divide this by the aggregate number of Class A Common Shares then issued and outstanding and the result thereof shall be the “Purchaser’s Class A Percentage Interest” as at such date (the “Post-Closing Class A Percentage Interest”). In the event the Purchaser’s Post Closing Class A Percentage Interest shall thereafter decrease, whether as a result of either (a) the issuance by the Company of additional Class A Common Shares or other securities convertible into or exercisable for Class A Common Shares (not subject to any anti-dilution right) or (b) the sale by the Purchaser of any Class A Common Shares or Series A Preferred Shares, then and in such event the Purchaser’s Post-Closing Class A Percentage Interest shall be recalculated after giving effect to such issuance by the Company or sale by the Purchaser and the same shall be deemed the “Adjusted Class A Percentage Interest”. The difference between the Purchaser’s Post-Closing Class A Percentage Interest and the Adjusted Class A Percentage Interest shall be referred to herein as the “Purchaser’s Percentage Decrease”. Upon the occurrence of the Purchaser’s Percentage Decrease, a number of Class B Common Shares held by the Purchaser as determined by multiplying the aggregate number of Class B Common Shares then owned by the Purchaser by the Purchaser’s Percentage Decrease shall be transferred to the Class B Holders (other than the Purchaser) on a pro rata basis.

The following is intended as an example by way of illustration only:

Assuming that at the expiration of the Post-Closing Option Period, the Purchaser is the holder of 30,000,000 Class B Common Shares and 100,000,000 Class A Common Shares. Further, the aggregate issued and outstanding Class A Common Shares of the Company is 220,000,000 Class A Common Shares. The Purchaser’s Post-Closing Class A Percentage Interest would then be 45.45% of all Class A Common Shares. The Purchaser thereafter sells 20,000,000 of its Class A Common Shares, causing the Purchaser’s Adjusted Class A Percentage Interest to be 36.36% (80.0 million divided by 220.0 million), representing a Purchaser’s Percentage Decrease of 9.09%. As a result 2,727,000 of the Class B Common Shares held by the Purchaser would be transferred to the other Class B Holders on a pro rata basis, calculated as the 9.09% Purchaser’s Percentage Decrease multiplied by 30,000,000.

The foregoing provisions of this Section 6.7 shall terminate upon consummation of the Merger.

6.8 Conflicting Commitments.

(a) From the date of execution of this Agreement and through and including such date which shall be the earlier to occur of (a) the five (5) Business Days following the WiMAX License Renewal Date, or (b) the termination of this Agreement by mutual agreement of the Parties prior to such WiMAX Renewal Date, except and then only to the extent otherwise provided in Section 4.14 of this Agreement, neither the Company, Trussnet, nor any officer, director, shareholder, financial advisor or other Affiliate of any of the Company or Trussnet, shall (i) enter into any legally binding agreement, commitment, or other arrangement that would involve the issuance and sale or transfer of any securities of the Company or of any of the material assets or properties of the Company or Trussnet (whether by stock sale, asset sale, merger, joint venture, consolidation or like combination), or (ii) enter into any other legally binding arrangements or agreements that could reasonably be expected to make the transactions contemplated by this Agreement impossible or impracticable (each a “Conflicting Commitment”).

(b) The Company shall notify the Purchaser by fax or email immediately upon receipt of notice of Chinacomm having obtained the WiMAX License Renewal. Notwithstanding the provisions of Section 6.8(a) above, if the Purchaser then advises the Company in writing that (i) it has received a term sheet or other proposals satisfactory to the Purchaser from one or more Persons for a minimum amount of the additional financing contemplated by Section 5.1.12 of this Agreement, and (ii) it will hold its stockholders’ meeting within the next five (5) Business Days, the Company will not directly or indirectly enter into any such Conflicting Commitment during such five (5) Business Day period. In addition, if the Purchaser shall obtain the requisite shareholder approval contemplated by Section 5.1.1 of this Agreement, the Company shall not thereafter enter into any Conflicting Commitment.

6.9 Use of Proceeds. The aggregate proceeds payable by the Purchaser to the Company in respect of the Purchase Price, shall be used by the Company solely for the purchase of providing financing to enable ChinaComm or its Affiliates to construct, install and operate the WiMAX Installations in up to 29 cities in China pursuant to the WiMAX License. The application of such Purchase Price shall include the purchase of equipment and other capital assets being leased or subleased to China Comm. The Company shall provide to the Purchaser a detailed budget as to the application of such Purchase Price and shall arrange, through the Chinacomm Agreements, to insure in a manner reasonably acceptable to Purchaser that such proceeds are being used as intended by the Parties and the budget.

6.10 Participation in Future Financings.

(a) In the event that, on any on or more occasions during the five (5) year period of time following the Closing Date, the Company shall elect to issue and sell for cash any additional securities of the Company (each a “Financing”) and shall receive any proposals for such purchases and Financing(s) from any other Person (each, a “Financing Proposal”), it shall promptly provide to the Purchaser a full and complete copy of each such Financing Proposal and each of the amendments or modifications thereto The Purchaser shall have the right, but not the obligation, upon notice to the Company and such Person providing the Financing Proposal, to participate in such additional Financing (a) initially, in an amount equal to up to one hundred percent (100%) of the first $200.0 million dollar amount of securities to be issued in any one or more of such proposed Financing(s), and (b) thereafter,. in an amount equal to up to fifty percent (50%) the aggregate dollar amount of securities in excess of $200.0 million that are to be issued in any such proposed Financing; in each case, all upon the same terms and conditions set forth in the applicable Financing Proposal and/or in any definitive financing documentation relating to such Financing.

(b) To facilitate the foregoing, the Company shall provide the Purchaser or its representatives with access to the Person or Person providing such Financing Proposal and full and complete copies of all legal and related documents issued by the Company or such other Person(s) in connection therewith.

(c) The foregoing right to participate in future financings shall not be deemed to be or construed as a “right of first refusal” granted to the Purchaser.

(d) Notwithstanding the foregoing, the provisions of this Section 6.10 shall no longer be applicable upon consummation of the Merger.

6.11 Lock-Up Agreements. On the Closing Date, each of the Purchaser and George Alvarez shall enter into agreements with the Company (the “Lockup Agreements”) pursuant to which such Person shall each agree not to effect any public sale or distribution of any of their Class A Common Shares or Series A Preferred Shares for a period equal to twelve (12) months following the Closing Date (the “Restricted Period”).

6.12 Covenant to Vote. By their execution of this Agreement, each of the Company Principal Stockholders do hereby irrevocably and unconditionally agree to vote all of their shares of Company Class A Common Shares and Company Class B Common Shares:

(a) IN FAVOR of the consummation of all of the transactions contemplated by this Agreement, subject to satisfaction of all conditions to the obligations of the Company and Trussnet to consummate the transactions contemplated hereby; and

(b) following the acquisition of the Purchased Securities pursuant to this Agreement, IN FAVOR of consummation of the Merger and all of the other transactions contemplated by the Merger Agreement.

6.13 Securities Filings. Each of the Parties hereto to hereby covenant and agree to mutually cooperate with each other and use their individual and collective best efforts to (a) expeditiously and timely file with the SEC all Form 10-K Annual Reports, Form 20-F Annual Reports, Form 8-K and Form 6-K Interim Reports, Registration Statement on Form S-4 or F-4, and amendments thereto, all Schedule 14-C and 14-F Information Statements, all Schedule 13D filings, and all other documents required to be filed with the SEC, and (b) to promptly respond to all comments, if any, received from the SEC, in order to (i) consummate the transactions contemplated by this Agreement, and (ii) consummate the Merger pursuant to the Merger Agreement.

ARTICLE VII

ADDITIONAL RIGHTS AND OBLIGATIONS

7.1. Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a) by mutual consent of the Purchaser and the Company;

(b) by the Purchaser or the Company, if the Purchaser board approval condition specified in Section 5.1.11 hereof shall not have been satisfied by 5:00 P.M. (California time) on as date which shall be three (3) Business Days following the date of execution of this Agreement by all Parties hereto;

(c) by the Purchaser, in the event the results of its Due Diligence Investigation shall not be satisfactory in the sole judgment and discretion of the Purchaser;

(c) by either the Purchaser or the Company, if the additional funding condition specified in Section 5.1.12 hereof shall not have been satisfied by the Closing Date;

(d) by the Purchaser, in the event of the breach of any material representation and warranty of the Company and Trussnet contained herein or in the Merger Agreement, or the failure of the Company or Trussnet to perform all material obligations and conditions on their part to be performed under this Agreement on or before the Closing Date;

(e) by the Company, in the event of the breach of any material representation and warranty of the Purchaser contained herein or in the Merger Agreement, or the failure of the Purchaser to perform all material obligations and conditions on its part to be performed under this Agreement on or before the Closing Date;

(f) by either the Purchaser or by the Company upon the failure of the satisfaction of a condition the obligations of the other Party or Parties to consummate the transactions contemplated hereby, as set forth in Section 5.1 herein on or prior to the Outside Closing Date; provided, however, that a Party seeking to so terminate this Agreement pursuant to this Section 7.1(g) shall have made a good faith effort to satisfy any condition precedent on its part to be performed;

(g) by the Company, in the event the transactions contemplated by this Agreement have not been consummated on a date which shall be five (5) Business Days following the WiMAX License Renewal Date (the “Outside Closing Date”); provided, however, that the Company reserves the right to extend the Outside Closing Date to a date which shall be twenty (20) Business Days following the WiMAX License Renewal Date, or such later date as the Parties hereto may mutually agree.

A Party terminating this Agreement pursuant to this Section shall give written notice thereof to the other Party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any Party; provided, however, that if such termination is the result of a breach of this Agreement, nothing herein shall affect the non-breaching Party’s right to damages on account of such other Party’s breach.

7.2 Notwithstanding the provisions of Section 7.1 above, or any other provisions contained in this Agreement, any Exhibit or schedule hereto or in any of the Chinacomm Agreements, each of the Company and Trussnet, on behalf of themselves and each of their Affiliates, does hereby irrevocably and unconditionally covenant and agree that they shall not have any right, title, interest or claim of any kind (a “Claim”) in or to any monies in the $115,000,000 Trust Fund maintained by the Purchaser for the benefit of its public shareholders. Accordingly, each of the Company and Trussnet, on behalf of themselves and each of their Affiliates, hereby waives any Claim that it or they may have in the future as a result of, or arising out of, this Agreement or any of the transactions contemplated hereby, and agree that none of them shall seek recourse against such trust fund for any reason whatsoever.

7.3. Expenses. Each of the Parties hereto shall pay such Party's Transaction Express in connection with this Agreement, other than as a result of the breach hereof by any other party hereto.

7.4. Brokerage and Banking Commissions. The Purchaser shall be responsible for any and all fees of Maxim Group LLC, Canaccord Capital Corp. and its subsidiaries and Roth Capital Partners LLC arising from transactions contemplated by this Agreement and the Merger. The Company acknowledges and agrees that it shall be responsible for any and all fees of Knight Capital Partners, Inc. arising from the transactions contemplated by this Agreement and the Merger. Except for the foregoing, each of the Purchaser and the Company represents that there are no brokerage or similar fees to be paid in connection with the Stock Purchase and the Merger.

ARTICLE VIII

ADDITIONAL MISCELLANEOUS PROVISIONS

8.1. Executed Counterparts. This Agreement may be executed in any number of original, fax, electronic, or copied counterparts, and all counterparts shall be considered together as one agreement.

8.2. Successors and Assigns. Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

8.3. Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In the event of a dispute related to or arising from the terms of this Agreement, such dispute shall be resolved before the American Arbitration Association in New York City, New York.

8.4. Amendment. This Agreement may be amended or modified only by a writing signed by all Parties.

8.5. Waiver. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition. No course of dealing between the Parties, nor any failure to exercise, nor any delay in exercising, any right, power or privilege of either Party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.6. Assignability. This Agreement is not assignable by either Party without the expressed written consent of all Parties.

8.7. Notices. All notices, requests and demands hereunder shall be in writing and delivered by hand, by facsimile transmission, by E-Mail, by mail, by telegram, or by recognized commercial over-night delivery service (such as Federal Express, UPS, or DHL), and shall be deemed given: (a) if by hand delivery, upon such delivery; (b) if by facsimile transmission, upon telephone confirmation of receipt of same; (c) if by E-Mail, upon confirmation of receipt of same; (d) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; (e) if by telegram, upon telephone confirmation of receipt of same; or (f) if by recognized commercial over-night delivery service, upon such delivery.

If to the Purchaser:	Asia Special Situation Acquisitions Corp.
c/o M & C Corporate Services Limited
P.O. Box 309GT, Ugland House
South Church Street
George Town, Grand Cayman
Attention: Gary Hirst, Esq.
Telephone:
Facsimile:
E-Mail: gary@axiat.com

With a copy to:	Stephen A. Weiss, Esq.
HodgsonRuss
1540 Broadway, 24th Floor
New York, New York 10036-4039
Telephone: (646) 218-7606
Facsimile: (212) 751-0928
E-Mail: sweiss@hodgsonruss.com

If to the Company:	China Tel Group, Inc.
8105 Irvine Center Drive, Suite 800
Irvine, California 92618
Attention: George Alvarez
Telephone: (949) 453-1775
Facsimile: (949) 453-1822
E-Mail: galvarez@trussnet.net

With a copy to:	Lawrence W. Horwitz, Esq.
HORWITZ, CRON & JASPER, P.L.C.
Four Venture Plaza Suite 390
Irvine, California 92618
Telephone: (949) 450-4942
Facsimile: (949) 453-8774
E-Mail: lhorwitz@hclaw.biz

8.8. Recitals. The facts recited under Recitals above, are hereby conclusively presumed to be true as between and affecting the Parties.

8.9. Consents, Approvals, and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires consent or approval to be given by a Party, or a Party must or may exercise discretion, the Parties agree that such consent or approval shall not be unreasonably withheld, conditioned, or delayed, and such discretion shall be reasonably exercised. Except as otherwise provided herein, if no response to a consent or request for approval is provided within ten (10) days from the receipt of the request, then the consent or approval shall be presumed to have been given.

8.10. No Third Party Beneficiaries. This Agreement has been entered into solely by and between the Parties, solely for their benefit. There is no intent by either Party to create or establish a third party beneficiary to this Agreement, and no such third party shall have any right to enforce any right, claim, or cause of action created or established under this Agreement.

8.11. Best Efforts. The Parties shall use and exercise their best efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future.

8.12 Entire Agreement. This Agreement and the Merger Agreement, together with the Exhibits hereto and thereto represents the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof, and supercedes in their entirety all other agreements and understandings, written or oral, including, without limitation, the Prior Agreement which shall no longer be of any force or effect.

[The remainder of this page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties, and shall be effective as of and on the Effective Date.

PURCHASER:	COMPANY:

ASIA SPECIAL SITUATION ACQUISITION CORP., a Cayman Island corporation	CHINA TEL GROUP, INC., a Nevada Company

By /s/ Gary T. Hirst	By /s/ George Alvarez
Dr. Gary T. Hirst, President	George Alvarez, President

Dated: August 6, 2008	Dated: August 6, 2008

TRUSSNET:

TRUSSNET USA, INC, a Nevada Company

By /s/ George Alvarez
George Alvarez, President

Dated August 6, 2008

COMPANY PRINCIPAL STOCKHOLDERS:

With respect to the provisions of Section 6.4, Section 6.5, Section 6.12 and Section 7.2 only:

WESTMOORE INVESTMENTS, L.P.

/s/ Mario Alvarez	By /s/ Matthew Jennings
MARIO ALVAREZ

ALVAREZ IRR TRUST	WESTMOORE MANAGEMENT, LLC

By: /s/ Mario Alvarez	By: /s/ Matthew Jennings
Mario Alvarez, Trustee

WESTMOORE CAPITAL GROUP SERIES A LLC	WESTMOORE CAPITAL GROUP SERIES B LLC

By: /s/ Matthew Jennings	BY: /s/ Matthew Jennings

EXHIBIT E

DESCRIPTION OF CLASS B COMMON SHARES OF
CHINA TEL GROUP INC.

The preferences, voting powers, qualifications and special or relative rights or privileges of China Tel Group, Inc. (the "Company") shares of Class B Common Shares, $0.0001 par value per share (the "Class B Common"), shall be as follows:

1. Authorized Amount.

There are hereby authorized 200,000,000 shares of Series B Common Stock, subject to this Description. The authorized shares of Class B Common Shares shall not be increased unless the holders of Eighty-Five Percent (85%) of the issued and outstanding shares of Class B Common Shares vote in favor of increasing the number of authorized Class B Common Shares.

2. Voting.

Each holder of a share of Class B Common Shares shall have the right to cast ten (10) votes for each share of Class B Common Shares held by such shareholder at any duly called meeting of shareholders or pursuant to a written consent of shareholders

3. No Economic Interest or Right to Dividends.

(a) The Class B Common Shares shall have no economic interest in the assets or properties of the Company, nor shall the holders of any shares of Class B Common Shares be entitled to receive any consideration, or share in the receipt of any consideration, available to other holders of securities of the Company in connection with (i) the sale or transfer of any securities or assets of the Company (whether through stock sale, asset sale, merger, tender offer, consolidation or like combination), or (ii) the transfer of any shares of Class B Common Shares to any other Person.

(b) The holders of Class B Common Shares shall not be entitled to the payment of any dividends payable by the Company, in cash or in kind.

4. No Rights on Liquidation.

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of shares of Class B Common Shares shall not be entitled to receive any cash, cash-in-kind or assets whatsoever of the Company.

5. Conversion.

The Class B Common Shares shall have no rights to convert into any other authorized shares of the Company.

Exhibit E

6. Transferability.

The consent of Eighty-One Percent (81%) of the issued and outstanding shares of Class B Common Shares shall be required for any holder of Class B Common Shares to sell, assign, or transfer any shares of Class B Common Shares to any third party, or to grant proxies or voting rights with respect to any shares of Class B Common Shares, except for any proxies granted to George Alvarez relating to the Class B Common Shares.

7. Redemption Rights.

The Company shall redeem the Class B Common Shares on July 1, 2023 (the “Redemption Date”). On the Redemption Date each share of Class B Common Shares shall be redeemed by the Company at the par value ($0.0001) of the shares of Class B Common Shares.

Exhibit E

EXHIBIT F

DESCRIPTION OF SERIES A PREFERRED SHARES OF
CHINA TEL GROUP INC.

The preferences, voting powers, qualifications and special or relative rights or privileges of China Tel Group, Inc. (the "Company") shares of Series A Preferred Shares, $0.0001 par value per share (the "Series A Preferred Shares"), shall be as follows:

1. Authorized Amount.

There are hereby authorized 25,000,000 shares of Series A Preferred Shares, subject to this Description. The Series A Preferred shall have a $0.0001 par value per share and a $10.00 liquidation or stated value per share (the “Stated Value”).

2. Voting.

Each share of Series A Preferred Shares shall have the right to cast votes at any duly called meeting of shareholders or pursuant to a written consent of shareholders. Each share of Series A Preferred Shares shall be entitled to vote as if the Series A Preferred Shares were converted into Class A Common Shares in accordance with Section 5 herein.

3. Dividends.

The holders of Series A Preferred Shares shall be entitled to receive a quarterly cash dividend in respect of the Stated Value of each share of Series A Preferred held (payable in equal quarterly amounts) as shall be equal to the same rate of any annual interest or annual dividends payable by Asia Special Situation Acquisition Corp. (“ASSAC”) in connection with obtaining of up to $165,000,000 of additional financing through the sale by ASSAC of notes, debentures or preferred shares of ASSAC (the “ASSAC Senior Securities”), as contemplated by that certain Amended and Restated Stock Purchase Agreement dated August 6, 2008 among the Company, Trussnet USA, Inc. and ASSAC (the “Stock Purchase Agreement”), to which this Description is an exhibit. The dividend shall be paid by the Company to the holders of the Series A Preferred Shares on September 30, December 31, March 31 and June 30 each year. The dividend shall be cumulative in the event the Company is without sufficient funds to pay the dividend when due. Notwithstanding the foregoing, unless otherwise agreed to by the Company, the annual dividend on the Series A Preferred Shares shall not be in excess of 10% per annum.

4. Rights on Liquidation.

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred Shares shall be entitled to a liquidation preference over the holders of all classes or series of the common stock of the Company in the sum of par value ($10.00) for each share of Series A Preferred Shares issued and outstanding plus any unpaid or accrued dividends owing to the holders of the Series A Preferred Shares.

5. Conversion.

(a) The Series A Preferred Shares shall be convertible at the option of the holder, unless otherwise set forth herein. In the event of a conversion, each Series A Preferred Shares share shall convert into shares of Class A Common Shares of the Company at the Conversion Rate. The Conversion Rate per share of Series A Preferred shall be $10.00 divided by the $2.25 Purchase Price per share of Class A Common Shares paid by ASSAC pursuant to the Stock Purchase Agreement, to which this Description is an Exhibit (the "Conversion Rate").

(b) Subject at all times to ASSAC’s right to retain shares of Series A Preferred in aggregate dollar Stated Amount equal to the then aggregate outstanding principal or stated amount of any ASSAC Senior Securities, all or an applicable portion of the Series A Preferred Shares shares shall automatically convert into shares of CHTL Class A Common Shares at the Conversion Rate, in the event that:

(i) the weighted average trading price of CHTL Class A Common Shares exceeds five (5) times the per share Purchase Price of the Class A Common Shares for twenty (20) consecutive trading days;

(ii) the Class A Common Shares of the Company is traded on the NASDAQ Stock Exchange, the American Stock Exchange or the New York Stock Exchange;

(iii) the Class A Common Shares into which any shares of Series A Preferred Shares shall be converted have been registered for resale under the Securities Act of 1933, as amended, or may be immediately sold without volume or other limitations pursuant to Rule 144, as promulgated under the Securities Act; and

(iv) the average weekly trading volume of the CHTL Class A Common Shares for four consecutive weeks shall be not less than 1,000,000 shares per week.

(c) Anti-Dilution Provisions. In the event the Company shall reclassifies its Class A Common Shares or effect any split of or otherwise recapitalizes its Class A Common Shares, the number of shares into which the holder of Series A Preferred convert shall be adjusted, so that the aggregate outstanding shares before and after such transaction shall have the same value as before the transaction.

(d) Sale of Control.  In the event of a Sale of Control, as defined in the Stock Purchase Agreement, each share of Series A Preferred Shares shall automatically convert into shares of Class A Common Shares of the Company in accordance with this Description.

(e) Definition. The term "Class A Common Shares" as used in this Section shall mean the shares of the Class A Common Shares of the Company, authorized at the date of the initial issuance of the Series A Preferred Shares or, in case of a reclassification or exchange of such Class A Common Shares, shares of the stock into or for which such Class A Common Shares shall be reclassified or exchanged and all provisions of this Section 5 shall be applied appropriately thereto and to any stock resulting from any subsequent reclassification or exchange thereof.

6. Transferability.

The shares of Series A Preferred Shares shall not be sold, transferred or encumbered unless and until converted into Class A Common Shares.

7. Redemption of Series A Preferred Shares.

(a) Optional Redemption Upon not less than 90 days prior written notice to the holders, the Company shall have the right (but not the obligation) to redeem the Series A Preferred Shares shares on a date which shall be on or after seven (7) years after the issuance of the Series A Preferred Shares shares (the “Optional Redemption Date”). On the Optional Redemption Date, unless previously converted by the holder into Class A Common Shares, each share of Series A Preferred Shares may be redeemed by the Company at a cash price of Ten Dollars ($10.00) plus any accumulated dividend owing to the holders of the Series A Preferred Shares by the Company as of the Optional Redemption Date.

(b) Mandatory Redemption. It is understood that ASSAC shall have issued the ASSAC Senior Securities in order to obtain the financing necessary to acquire the Series A Preferred Shares. The terms and conditions of the ASSAC Senior Securities shall have been disclosed to and approved by the Company prior to the issuance of the ASSAC Senior Securities. The Company shall be obligated to redeem the Series A Preferred Shares shares on the date and in the amount that ASSAC is required to redeem, payoff or otherwise liquidate all or a portion of the ASSAC Senior Securities. Upon a determination of the exact terms of the ASSAC Senior Securities, the Company shall amend this Description to the satisfaction of ASSAC in order to provide assurances to ASSAC that the Company shall be obligated to provide funds to ASSAC for the purpose of ASSAC discharging its obligations under the ASSAC Senior Securities.